Exhibit 99.2
RISK FACTORS
The liquidity of the Old Notes that are not exchanged will be reduced.
Chesapeake Energy Corporation (the “Company” or “we”) has outstanding (i) 6.250% euro-denominated senior notes due 2017, (ii) 6.50% senior notes due 2017, (iii) 7.25% senior notes due 2018, (iv) floating rate senior notes due 2019, (v) 6.625% senior notes due 2020, (vi) 6.875% senior notes due 2020, (vii) 6.125% senior notes due 2021, (viii) 5.375% senior notes due 2021, (ix) 4.875% senior notes due 2022 and (x) 5.75% senior notes due 2023 (collectively, the “Old Notes”). The current trading market for the Old Notes is limited. Upon consummation of the separate offers (the “Exchange Offers”) to holders of Old Notes (1) in the United States, who are “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and (2) outside the United States, who are persons other than “U.S. persons” as defined in Rule 902 under the Securities Act in offshore transactions in compliance with Regulation S under the Securities Act to exchange the Old Notes for newly issued 8.00% Senior Secured Second Lien Notes due 2022 (the “Second Lien Notes”), the trading market for unexchanged Old Notes will become even more limited and could cease to exist due to the reduction in the amount of such Old Notes outstanding. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged Old Notes exists or develops, these securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged Old Notes will exist, develop or be maintained or as to the prices at which the unexchanged Old Notes may be traded.
If we consummate the Exchange Offers, existing ratings for our senior notes remaining outstanding following completion of the Exchange Offers may not be maintained.
We cannot assure you that, as a result of the Exchange Offers, the rating agencies, including Standard & Poor’s Ratings Services (“S&P”), Moody’s Investor Services, Inc. (“Moody’s”) and Fitch Ratings, will not downgrade or negatively comment upon the ratings for our senior notes remaining outstanding following completion of the Exchange Offers. Any downgrade or negative comment would likely adversely affect the market price of the Old Notes and may adversely impact our ability to access the debt capital markets or obtain loans.
Our leverage and debt service obligations may adversely affect our financial condition, results of operations, business prospects and our ability to make payments on the Second Lien Notes.
We have, and after the Exchange Offers will continue to have, a significant amount of indebtedness. As of September 30, 2015, we had approximately $11.6 billion of total debt (including current maturities), and borrowing capacity of approximately $4.0 billion under our Revolving Credit Facility (as amended through the date hereof, the “Credit Facility”), which was undrawn (other than letters of credit issued thereunder in the aggregate face amount of $12.0 million) as of November 30, 2015.
The level of and terms and conditions governing our indebtedness:

•	may make it difficult for us to satisfy our obligations under the Second Lien Notes and our other debt and increase the risk that we may default on our debt obligations;

•
require us to dedicate a substantial portion of our cash flow from operations to service our existing debt obligations, thereby reducing the cash available to fund future working capital, capital expenditures, acquisitions and other general requirements and business activities and could limit our flexibility in planning for or reacting to changes in our business and the industry in which we operate;

•	increase our vulnerability to economic downturns or adverse developments in our business;

•
limit our ability to access the capital markets to raise capital on favorable terms or to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy, or to refinance our existing indebtedness or for other purposes;

•	expose us to the risk of increased interest rates as certain of our borrowings, including borrowings under our Credit Facility;

•	place restrictions on our ability to obtain additional financing, make investments, lease equipment, sell assets and engage in business combinations;

•
place us at a competitive disadvantage relative to competitors with lower levels of indebtedness in relation to their overall size or that have less restrictive terms governing their indebtedness and, therefore, that may be able to take advantage of opportunities that our indebtedness prevents us from pursuing;

•	limit management’s discretion in operating our business; and

•	increase our cost of borrowing.
Any of the above listed factors could have a material adverse effect on our business, financial condition, cash flows and results of operations.
Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will not be able to control many of these factors, such as economic conditions and governmental regulation. We have previously drawn on our Credit Facility for liquidity, and the borrowing base under our Credit Facility is subject to redetermination. To the extent that the value of the collateral pledged under the Credit Facility declines in light of declining oil and natural gas prices or otherwise, we may be required to pledge additional collateral in order to maintain the full availability of the commitments thereunder, and we cannot assure you that we will be able to maintain a sufficiently high valuation to maintain the full commitments. In addition, we cannot be certain that our cash flow will be sufficient to allow us to pay the principal and interest on our debt, including the Second Lien Notes, and meet our other obligations. If we are unable to service our indebtedness and other obligations, we may be required to restructure or refinance all or part of our existing debt, including the Second Lien Notes, sell assets, reduce capital expenditures, borrow more money or raise equity. We may not be able to restructure or refinance our debt, reduce capital expenditures, sell assets, borrow more money or raise equity on terms acceptable to us, if at all, or such alternative strategies may yield insufficient funds to make required payments on the Second Lien Notes and our other indebtedness. Our ability to comply with the financial and other restrictive covenants in our indebtedness is uncertain and will be affected by our future performance and events or circumstances beyond our control. Failure to comply with these covenants would result in an event of default under such indebtedness, the potential acceleration of our obligation to repay outstanding debt and the potential foreclosure on the collateral securing such debt, and could cause a cross-default under our other outstanding indebtedness, each of which could adversely affect our business, financial condition, cash flows, results of operations and prospects.
Our ability to access the capital and credit markets to raise capital on favorable terms will be affected by our debt level and by disruptions in the capital and credit markets, including disruptions with respect to our industry.
Disruptions in the capital and credit markets, in particular with respect to companies in the energy sector, could limit our ability to access these markets or may significantly increase our cost to borrow. Recent decreases in commodity prices, among other factors, may cause some lenders to increase interest rates, enact tighter lending standards which we may not satisfy as a result of our debt level or otherwise, refuse to refinance existing debt at maturity on favorable terms or at all and may reduce or cease to provide funding to borrowers. If we are unable to access the capital and credit markets on favorable terms or at all, it could adversely affect our business, financial condition and results of operations.
We may not be able to generate enough cash flow to meet our debt obligations.
We expect our earnings and cash flow to vary significantly from year to year due to the cyclical nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. Additionally, our future cash flow may be insufficient to meet our debt obligations and commitments, including the Second Lien Notes. Any cash flow insufficiency could negatively impact our business, financial condition and results of operations. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including the Second Lien Notes. Many of these factors, such as oil and natural gas prices, economic and financial conditions in our industry and the global economy, the impact of legislative or regulatory actions on how we conduct our business or competitive initiatives of our competitors, are beyond our control. Factors that may cause us to generate cash flow that is insufficient to meet our debt obligations include the events and risks related to our business, many of which are beyond our control.
Our liquidity is dependent on many factors, including availability under our Credit Facility and cost and access to capital and credit markets, which are affected by the price and performance of our equity and debt securities. If the borrowing base under our Credit Facility is reduced and we are otherwise unable to maintain our current liquidity position, we may no longer have the financial flexibility to meet our debt obligations or manage our business, including activities that we do not currently fund with our Credit Facility but may in the future, such as our planned capital expenditures.
If we are unable to generate enough cash flow from operations to service our indebtedness or are unable to use future borrowings to refinance our indebtedness or fund other capital needs, we may have to undertake alternative financing plans, which may have onerous terms or may be unavailable.
We cannot assure you that our business will generate sufficient cash flow from operations to service our outstanding indebtedness, or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other capital needs. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring all or a portion of our debt;

•	obtaining alternative financing;

•	selling assets;

•	reducing or delaying capital investments;

•	seeking to raise additional capital; or

•	revising or delaying our strategic plans.
However, we cannot assure you that we would be able to implement alternative financing plans, if necessary, on commercially reasonable terms or at all, or that undertaking alternative financing plans, if necessary, would allow us to meet our debt obligations and capital requirements or that these actions would be permitted under the terms of our various debt instruments.
Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the Second Lien Notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects. Any failure to make scheduled payments of interest and principal on our outstanding indebtedness, including the Second Lien Notes, would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Further, if for any reason we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing our debt, which would allow our creditors at that time to declare all outstanding indebtedness to be due and payable (which would in turn trigger cross-acceleration or cross-default rights between the relevant agreements), the lenders under our Credit Facility could terminate their commitments to extend credit, and the lenders could foreclose against our assets securing their borrowings and we could be forced into bankruptcy or liquidation. In addition, the lenders under our Credit Facility could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on the Second Lien Notes. If the amounts outstanding under the Credit Facility, the Second Lien Notes or any of our other significant indebtedness were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders, including you, as a noteholder. All of these events could result in your losing your investment in the Second Lien Notes.
Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
Borrowings under our Credit Facility and floating rate senior notes due 2019 bear interest at variable rates and expose us to interest rate risk. If interest rates increase and we are unable to effectively hedge our interest rate risk, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness, including the Second Lien Notes, would decrease.
Despite our current level of indebtedness, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.
We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The Indenture will not, and the indentures governing our senior notes do not, contain restrictions on the incurrence of additional unsecured indebtedness and certain secured indebtedness. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify. An increased level of indebtedness could, for instance, prevent us from engaging in transactions that might otherwise be beneficial to us or from making desirable capital expenditures. This could put us at a competitive disadvantage relative to other less leveraged competitors that have more cash flow to devote to their operations. In addition, the incurrence of additional indebtedness could make it more difficult to satisfy our existing financial obligations, including those relating to the Second Lien Notes. If we incur any additional indebtedness that ranks equally with the Second Lien Notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you.
As of September 30, 2015, we had approximately $11.6 billion of total debt (including current maturities), and borrowing capacity of approximately $4.0 billion under our Credit Facility, which was undrawn (other than letters of credit issued thereunder in the aggregate face amount of $12.0 million) as of November 30, 2015.
Restrictive covenants in our Credit Facility could limit our growth and our ability to finance our operations, fund our capital needs, respond to changing conditions and engage in other business activities that may be in our best interests.
Our Credit Facility imposes operating and financial restrictions on us. These restrictions limit our ability and that of our restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	make investments or loans;

•	create liens;

•	consummate mergers and similar fundamental changes;

•	make restricted payments

•	make investments in unrestricted subsidiaries; and

•	enter into transactions with affiliates.
We may be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under our Credit Facility. The restrictions contained in the Credit Facility could:

•	limit our ability to plan for, or react to, market conditions, to meet capital needs or otherwise to restrict our activities or business plan; and

•	adversely affect our ability to finance our operations, enter into acquisitions or to engage in other business activities that would be in our interest.
Also, our Credit Facility requires us to maintain compliance with specified financial ratios and satisfy certain financial condition tests. Our ability to comply with these ratios and financial condition tests may be affected by events beyond our control and, as a result, we may be unable to meet these ratios and financial condition tests. These financial ratio restrictions and financial condition tests could limit our ability to obtain future financings, make needed capital expenditures, withstand a continued downturn in our business or a downturn in the economy in general or otherwise conduct necessary corporate activities. Further declines in oil, natural gas liquids (“NGL”) and natural gas prices, or a prolonged period of oil, NGL and natural gas prices at lower levels, could eventually result in our failing to meet one or more of the financial covenants under our Credit Facility, which could require us to refinance or amend such obligations resulting in the payment of consent fees or higher interest rates, or require us to raise additional capital at an inopportune time or on terms not favorable to us.
A breach of any of these covenants or our inability to comply with the required financial ratios or financial condition tests could result in a default under our Credit Facility. A default under our Credit Facility, if not cured or waived, could result in acceleration of all indebtedness outstanding thereunder. The accelerated debt would become immediately due and payable, which would in turn trigger cross-acceleration and cross-default rights under our other debt, including the Second Lien Notes. If that should occur, we may be unable to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us. In addition, in the event of an event of default under the Credit Facility, the lenders could foreclose on the collateral securing the Credit Facility and require repayment of all borrowings outstanding. If the amounts outstanding under the Credit Facility, the Second Lien Notes or any of our other indebtedness were to be accelerated, our assets may not be sufficient to repay in full the money owed to the lenders or to our other debt holders, including you, as a noteholder. All of these events could result in your losing your investment in the Second Lien Notes.
Moreover, any new indebtedness we incur may impose financial restrictions and other covenants on us that may be more restrictive than our Credit Facility, the Indenture governing the Second Lien Notes or the indentures governing our senior notes.
Oil, natural gas and NGL prices fluctuate widely, and lower prices for an extended period of time are likely to have a material adverse effect on our business.
Our revenues, operating results, profitability and ability to grow depend primarily upon the prices we receive for the oil, natural gas and NGL we sell. We require substantial expenditures to replace reserves, sustain production and fund our business plans. Lower oil, natural gas and NGL prices can negatively affect the amount of cash available for capital expenditures and our ability to borrow money or raise additional capital and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves. In addition, lower prices may result in ceiling test write-downs of our oil and natural gas properties. We urge you to read the risk factors below for a more detailed description of each of these risks.
Historically, the markets for oil, natural gas and NGL have been volatile and they are likely to continue to be volatile. Wide fluctuations in oil, natural gas and NGL prices may result from relatively minor changes in the supply of or demand for oil, natural gas and NGL, market uncertainty and other factors that are beyond our control, including:

•	domestic and worldwide supplies of oil, natural gas and NGL, including U.S. inventories of oil and natural gas reserves;

•	weather conditions;

•	changes in the level of consumer and industrial demand;

•	the price and availability of alternative fuels;

•	the effectiveness of worldwide conservation measures;

•	the availability, proximity and capacity of pipelines, other transportation facilities and processing facilities;

•	the level and effect of trading in commodity futures markets, including by commodity price speculators and others;

•	potential U.S. exports of oil and/or liquefied natural gas;

•	the price and level of foreign imports;

•	the nature and extent of domestic and foreign governmental regulations and taxes;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	political instability or armed conflict in oil and natural gas producing regions; and

•	domestic and global economic conditions.
These factors and the volatility of the energy markets make it extremely difficult to predict future oil, natural gas and NGL price movements with any certainty. Oil and natural gas prices continued to decline in the first half of 2015 and have remained low in the second half of 2015. As of November 30, 2015, less than half of each of our current, internally forecasted 2016 oil production and natural gas production was hedged under swaps and three-way collars. Even with oil and natural gas derivatives currently in place to mitigate price risks associated with our future production, our 2016 revenue and results of operations will be adversely affected if commodity prices remain at current levels. Further, a prolonged extension of prices at these levels will reduce the quantities of reserves that may be economically produced and will require us to impair the carrying value of our oil and natural gas assets.
We expect to write down the carrying value of our oil and natural gas properties in the fourth quarter of 2015 if commodity prices remain low.
Under the full cost method of accounting for costs related to our oil and natural gas properties, we are required to write down the carrying value of our oil and natural gas assets if capitalized costs exceed the quarterly ceiling limit, which is based on the average of commodity prices on the first day of the month over the trailing 12-month period. Such write-downs can be material. For example, in the nine months ended September 30, 2015, we reported a non-cash impairment charge on our oil and natural gas properties of

$15.407 billion, primarily resulting from a substantial decrease in trailing 12-month average first-day-of-the-month oil and natural gas prices for the nine months ended September 30, 2015 and the impairment of certain undeveloped leasehold interests. The trailing 12-month average first-day-of-the-month prices used to calculate our oil and natural gas reserves decreased from $94.98 per bbl of oil and $4.35 per mcf of natural gas as of December 31, 2014 to $59.21 per bbl of oil and $3.06 per mcf of natural gas as of September 30, 2015. Oil and natural gas prices have continued to decline further in the fourth quarter of 2015. The NYMEX WTI index price of oil on November 30, 2015 was $41.65 per bbl, and the Henry Hub index price of natural gas was $2.24 per mcf. As of September 30, 2015, the present value of estimated future net revenue of our proved reserves, discounted at an annual rate of 10%, was $7.138 billion. Estimated future net revenue represents the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs under existing economic conditions as of that date. Based on first-day-of-the-month index prices for October and November 2015, as well as recent strip prices for December 2015, we reasonably expect a decrease of approximately $8.53 per barrel of oil and $0.46 per mcf of natural gas in the prices we will be using to calculate the estimated future net revenue of our proved reserves as of December 31, 2015, and such decreases are expected to reduce the present value of estimated future net revenue of our proved reserves by approximately $2.9 billion in the 2015 fourth quarter. Such decrease is likely to be a significant factor in the amount of impairment recorded as of December 31, 2015. Further material write-downs in subsequent quarters will occur if the trailing 12-month commodity prices continue to fall as compared to the commodity prices used in prior quarters.
Significant capital expenditures are required to replace our reserves and conduct our business.
Our exploration, development and acquisition activities require substantial capital expenditures. We intend to fund our capital expenditures through cash flows from operations and to the extent that is not sufficient, cash on hand and borrowings under our revolving credit facility. Our ability to generate operating cash flow is subject to many of the risks and uncertainties that exist in our industry, some of which we may not be able to anticipate at this time. Future cash flows from operations are subject to a number of risks and variables, such as the level of production from existing wells, prices of oil, natural gas and NGL, our success in developing and producing new reserves and the other risk factors discussed herein. If we are unable to fund our capital expenditures as planned, we could experience a curtailment of our exploration and production operations, a loss of properties and a decline in our oil, natural gas and NGL reserves.
If we are not able to replace reserves, we may not be able to sustain production.
Our future success depends largely upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Unless we replace the reserves we produce through successful development, exploration or acquisition activities, our proved reserves and production will decline over time. In addition, approximately 25% of our total estimated proved reserves (by volume) as of December 31, 2014 were undeveloped. Recovery of such reserves will require significant capital expenditures and successful drilling operations. Our reserve estimates at December 31, 2014 reflect an expected decline in the production rate on our producing properties of approximately 30% in 2015 and 20% in 2016. Thus, our future oil and natural gas reserves and production, and therefore our cash flow and income, are highly dependent on our success in efficiently developing our current reserves and economically finding or acquiring additional recoverable reserves.
The actual quantities of and future net revenues from our proved reserves may differ from our estimates.
The estimates of our proved reserves and the estimated future net revenues from our proved reserves included in the Offering Memorandum are based upon various assumptions, including assumptions required by the Securities and Exchange Commission (“SEC”) relating to oil, natural gas and NGL prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil, natural gas and NGL reserves is complex and involves significant decisions and assumptions associated with geological, geophysical, engineering and economic data for each well. Therefore, these estimates are subject to future revisions.
Actual future production, oil, natural gas and NGL prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil, natural gas and NGL reserves most likely will vary from these estimates. Such variations may be significant and could materially affect the estimated quantities and present value of our proved reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, prevailing oil and natural gas prices and other factors, many of which are beyond our control.
As of December 31, 2014, approximately 25% of our estimated proved reserves (by volume) were undeveloped. These reserve estimates reflect our plans to make significant capital expenditures to convert our proved undeveloped reserves (“PUDs”) into proved developed reserves, including approximately $6.3 billion during the five years ending in 2019. You should be aware that the estimated development costs may not equal our actual costs, development may not occur as scheduled and results may not be as estimated. If we choose not to develop PUDs, or if we are not otherwise able to successfully develop them, we will be required to remove the associated volumes from our reported proved reserves. In addition, under the SEC's reserve reporting rules, because PUDs generally may be booked only if they relate to wells scheduled to be drilled within five years of the date of booking, we may be required to remove any PUDs that are not developed within this five-year time frame.
You should not assume that the present values included in the Offering Memorandum represent the current market value of our estimated reserves. In accordance with SEC requirements, the estimates of our present values are based on prices and costs as of the date of the estimates. The price on the date of estimate is calculated as the average oil and natural gas price during the 12 months ending in the current reporting period, determined as the unweighted arithmetic average of prices on the first day of each month within the 12-month period. The December 31, 2014 present value is based on $94.98 per bbl of oil and $4.35 per mcf of natural gas before price differential adjustments. These prices are substantially higher than 2015 and expected 2016 prices for oil and natural gas. Accordingly, our estimated proved reserves and the present value of our estimated future net revenue will be materially lower as of December 31, 2015 as compared with December 31, 2014. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of an estimate.
The timing of both the production and the expenses from the development and production of oil and natural gas properties will affect both the timing of actual future net cash flows from our proved reserves and their present value. Any changes in consumption by oil, natural gas and NGL purchasers or in governmental regulations or taxation will also affect the actual future net cash flows from our production. In addition, the 10% discount factor which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes is not necessarily the most appropriate discount factor. The effective interest rate at various times and the risks associated with our business or the oil and gas industry in general will affect the appropriateness of the 10% discount factor.
Our development and exploratory drilling efforts and our well operations may not be profitable or achieve our targeted returns.
We have a substantial inventory of undeveloped properties. Development and exploratory drilling and production activities are subject to many risks, including the risk that no commercially productive reservoirs will be discovered. We have acquired undeveloped properties that we believe will enhance our growth potential and increase our earnings over time. However, we cannot assure you that all prospects will be economically viable or that we will not abandon our initial investments. Additionally, there can be no assurance that undeveloped properties acquired by us will be profitably developed, that new wells drilled by us in prospects that we pursue will be productive or that we will recover all or any portion of our investment in such undeveloped properties or wells.

Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient commercial quantities to cover the drilling, operating and other costs. The cost of drilling, completing and operating a well is often uncertain, and many factors can adversely affect the economics of a well or property. Drilling and completion operations may be curtailed, delayed or canceled as a result of unexpected drilling conditions, title problems, equipment failures or accidents, shortages of midstream transportation, equipment or personnel, environmental issues, state or local bans or moratoriums on hydraulic fracturing, and a decline in commodity prices, among others. The profitability of wells, particularly in certain of the shale plays in which we operate, may be reduced or eliminated as commodity prices decline. In addition, wells that are profitable may not meet our internal return targets, which are dependent upon the current and future market prices for oil, natural gas and NGL, costs associated with producing oil, natural gas and NGL and our ability to add reserves at an acceptable cost. All costs of development and exploratory drilling activities are capitalized, even if the activities do not result in commercially productive discoveries, which may result in a future impairment of our oil and natural gas properties if commodity prices remain low.
We rely to a significant extent on seismic data and other advanced technologies in evaluating undeveloped properties and in conducting our exploration activities. The seismic data and other technologies we use do not allow us to know conclusively, prior to acquisition of undeveloped properties, or drilling a well, whether oil or natural gas is present or may be produced economically. If we incur significant expense in acquiring or developing properties that do not produce as expected or at profitable levels, it could have a material adverse effect on our results of operations and financial condition.
Certain of our undeveloped leasehold assets are subject to leases that will expire over the next several years unless production is established on units containing the acreage.
Leases on oil and natural gas properties typically have a term of three to five years, after which they expire unless, prior to expiration, a well is drilled and production of hydrocarbons in paying quantities is established. If our leases on our undeveloped properties expire and we are unable to renew the leases, we will lose our right to develop the related properties. Although we seek to actively manage our undeveloped properties, our drilling plans for these areas are subject to change based upon various factors, including drilling results, oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, gathering system and pipeline transportation constraints and regulatory approvals. If commodity prices remain low, we may be required to delay our drilling plans and, as a result, lose our right to develop the related properties.
Our commodity price risk management activities may reduce the prices we receive for our oil, natural gas and NGL sales, require us to provide collateral for derivative liabilities and involve risk that our counterparties may be unable to satisfy their obligations to us.
In order to manage our exposure to price volatility in marketing our production, we enter into oil and natural gas price derivative contracts for a portion of our expected production. Commodity price derivatives may limit the prices we actually realize and therefore reduce oil, natural gas and NGL revenues in the future. Our commodity price risk management activities will impact our earnings in various ways, including recognition of certain mark-to-market gains and losses on derivative instruments. The fair value of our oil and natural gas derivative instruments can fluctuate significantly between periods. In addition, our commodity price risk management transactions may expose us to the risk of financial loss in certain circumstances, including instances in which our production is less than expected.
Derivative transactions involve the risk that counterparties, which are generally financial institutions, may be unable to satisfy their obligations to us. During periods of declining commodity prices, such as the period beginning in the fourth quarter of 2014 and continuing through 2015, our commodity price derivative asset positions increase, which increases our counterparty exposure. Although the counterparties to our hedging arrangements are required to secure their obligations to us under certain scenarios, if any of our counterparties were to default on its obligations to us under the derivative contracts or seek bankruptcy protection, it could have an adverse effect on our ability to fund our planned activities and could result in a larger percentage of our future production being subject to commodity price changes.
Most of our oil and natural gas derivative contracts are with the ten counterparties under bi-lateral hedging arrangements. The counterparties’ and our obligations under the bi-lateral hedging arrangements must be secured by cash or letters of credit to the extent that any mark-to-market amounts owed to us or by us exceed defined thresholds. As of September 30, 2015, we had hedged under bi-lateral arrangements 87.2 mmboe of our future production with price derivatives and 12.9 mmboe with basis derivatives. Under certain circumstances, such as a spike in volatility measures without a corresponding change in commodity prices, or a decline in commodity prices, the collateral value could fall below the coverage designated, and we would be required to post additional cash or letter of credit collateral under our hedging arrangements. Future collateral requirements are dependent to a great extent on oil and natural gas prices.
The ultimate outcome of pending legal and governmental proceedings is uncertain, and there are significant costs associated with these matters.
We expect to be obligated to make a substantial additional payment with regard to the redemption at par on May 13, 2013 of our 6.775% Senior Notes due 2019. We proceeded with the redemption in reliance on a judgment of the U.S. District Court for the Southern District of New York declaring that the redemption notice we issued was timely and effective for a redemption at par pursuant to the special early redemption provision of the supplemental indenture governing the 6.775% Senior Notes due 2019. In November 2014, however, the U.S. Court of Appeals for the Second Circuit reversed the District Court’s declaratory judgment and held that the notice was not effective to redeem the notes at par because it was not timely for that purpose. The Court of Appeals remanded the case to the District Court for a determination whether the redemption notice triggered a redemption at the make-whole price specified in the indenture, instead of at par. We sought a rehearing by the Court of Appeals en banc in December 2014, and that petition was denied on February 6, 2015. On February 13, 2015, the indenture trustee moved the District Court for entry of a judgment requiring us to pay the make-whole price, as defined in the indenture, less the par amount paid in the 2013 redemption plus prejudgment interest from the redemption date. On March 20, 2015, we filed our opposition to the trustee’s motion and cross-moved for a judgment requiring us to pay restitution in an amount that would disgorge the benefit we achieved from refinancing the 6.775% Senior Notes due 2019 in 2013 and that would return the parties to the economic positions they would have been in if the par redemption had never taken place. On July 10, 2015, the District Court granted the trustee’s motion and denied our cross-motion and entered an amended judgment on July 17, 2015 awarding the trustee $380 million plus prejudgment interest in the amount of $59 million. We filed a notice of appeal on July 27, 2015 and posted a supersedeas bond to stay execution of the judgment while appellate proceedings are pending. We accrued a loss contingency of $100 million for this matter in the fourth quarter of 2014, and we accrued an additional $339 million for the nine months ended September 30, 2015 as a result of the judgment on remand entered on July 17, 2015.
We are defending against claims by royalty owners alleging, among other things, that we used below-market prices, made improper deductions, used improper measurement techniques and/or entered into arrangements with affiliates that resulted in underpayment of royalties in connection with the production and sales of natural gas and NGL. We have agreed to settle with a putative class of Oklahoma royalty owners for 2004-2014 claims for $119 million. Following a fairness hearing, the District Court of Beaver County, Oklahoma certified the settlement class and approved the $119 million settlement on July 3, 2015. In the three months ended September 30, 2015, we have paid $114 million, which was net of opted-out claims, in settlement of the case. Numerous other cases, primarily in Texas, Pennsylvania and Ohio, are pending. The resolution of disputes regarding past payments could cause our future obligations to royalty owners to increase and would negatively impact our future results of operations.
In addition, there are ongoing governmental regulatory investigations and inquiries into such matters as our royalty practices and possible antitrust violations. The outcome of any pending or future litigation or governmental regulatory matter is uncertain and may adversely affect our results of operations. In addition, we have incurred substantial legal expenses in the past three years, and such expenses may continue to be significant in the future. Further, attention to these matters by members of our senior management has been required, reducing the time they have available to devote to managing our business.
A downgrade in our credit rating could negatively impact our availability and cost of capital and could require us to post more collateral under certain commercial arrangements.
In October 2015, Moody’s lowered the Company’s credit rating from “Ba1” to “Ba3,” and S&P lowered the Company’s credit rating from “BB+” to “BB-” and placed the Company’s credit rating under review for further possible downgrade. The downgrades were primarily a result of the effect of low oil and natural gas prices on our ability to generate cash flow from operations. We cannot provide assurance that our credit ratings will not be further reduced if commodity prices continue to remain low. Any further downgrade to our credit ratings could negatively impact our availability and cost of capital.
As a result of our current credit ratings, we may be requested or required to post collateral as financial assurance of our performance under certain contractual arrangements, such as transportation, gathering and processing agreements. Further downgrades by the rating agencies may prompt additional requirements or requests by some of our counterparties to post additional collateral in the form of letters of credit or cash, which may be material in amount. Any posting of collateral will negatively impact our liquidity.
We may continue to incur cash and noncash charges that would negatively impact our future results of operations and liquidity.
While executing our strategic priorities to reduce financial leverage and complexity, we have incurred certain cash charges, including contract termination charges, restructuring and other termination costs, financing extinguishment costs and charges for unused natural gas transportation and gathering capacity. As we continue to focus on our strategic priorities, we may take certain actions that reduce financial leverage and complexity, and we may incur additional cash and noncash charges in the fourth quarter of 2015 and in future years. If incurred, these charges would negatively impact our future results of operations and liquidity.
Oil and natural gas drilling and producing operations can be hazardous and may expose us to liabilities.
Oil and natural gas operations are subject to many risks, including well blowouts, cratering and explosions, pipe failures, fires, formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, oil spills, severe weather, natural disasters, groundwater contamination and other environmental hazards and risks. Some of these risks or hazards could materially and adversely affect our revenues and expenses by reducing or shutting in production from wells, loss of equipment or otherwise negatively impacting the projected economic performance of our prospects. If any of these risks occurs, we could sustain substantial losses as a result of:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources or equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigations and administrative, civil and criminal penalties; and

•	injunctions resulting in limitation or suspension of operations.
For our non-operated properties, we are dependent on the operator for operational and regulatory compliance.

Our midstream and compression operations are subject to all of the risks and operational hazards inherent in transporting oil and natural gas and natural gas compression, including:

•	damages to pipelines, facilities and surrounding properties caused by third parties, severe weather, natural disasters, including hurricanes, and acts of terrorism;

•	maintenance, repairs, mechanical or structural failures;

•	damages to, loss of availability of and delays in gaining access to interconnecting third-party pipeline;

•	disruption or failure of information technology systems and network infrastructure due to various causes, including unauthorized access or attack; and

•	leaks of oil or natural gas as a result of the malfunction of equipment or facilities.
A material event such as those described above could expose us to liabilities, monetary penalties or interruptions in our business operations. While we may maintain insurance against some, but not all, of the risks described above, our insurance may not be adequate to cover casualty losses or liabilities, and our insurance does not cover penalties or fines that may be assessed by a governmental authority. For certain risks, such as political risk, business interruption, war, terrorism and piracy, we have limited or no insurance coverage. Also, in the future we may not be able to obtain insurance at premium levels that justify its purchase. The occurrence of a significant event against which we are not fully insured may expose us to liabilities.
We are subject to complex laws and regulations relating to environmental protection that can adversely affect the cost, manner and feasibility of doing business, and further regulation in the future could increase costs, impose additional operating restrictions and cause delays.
Our operations and properties are subject to numerous federal, regional, state and local laws and regulations governing the release of pollutants or otherwise relating to environmental protection. These laws and regulations govern the following, among other things:

•	conduct of our exploration, drilling, completion, production and midstream activities;

•	amounts and types of emissions and discharges;

•	generation, management, and disposition of hazardous substances and waste materials;

•	reclamation and abandonment of wells and facility sites; and

•	remediation of contaminated sites.
In addition, these laws and regulations may impose substantial liabilities for our failure to comply or for any contamination resulting from our operations, including the assessment of administrative, civil and criminal penalties; the imposition of investigatory, remedial, and corrective action obligations or the incurrence of capital expenditures; the occurrence of delays in the development of projects; and the issuance of injunctions restricting or prohibiting some or all of the Company’s activities in a particular area. Future environmental laws and regulations imposing further restrictions on the emission of pollutants into the air, discharges into state or U.S. waters and hydraulic fracturing, or the designation of previously unprotected species as threatened or endangered in areas where we operate, may negatively impact our industry. We cannot predict the actions that future regulation will require or prohibit, but our business and operations could be subject to increased operating and compliance costs if certain regulatory proposals are adopted. In addition, such regulations may have an adverse impact on our ability to develop and produce our reserves.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.
Several states are considering adopting regulations that could impose more stringent permitting, public disclosure, and/or well construction requirements on hydraulic fracturing operations. In addition to state laws, some local municipalities have adopted or are considering adopting land use restrictions, such as city ordinances, that may restrict or prohibit the performance of well drilling in general and/or hydraulic fracturing in particular. Our inability to secure sufficient amounts of water, or to dispose of or recycle the water used in our operations, could adversely impact our operations in certain areas. There are also certain governmental reviews either underway or being proposed that focus on deep shale and other formation completion and production practices, including hydraulic fracturing. These studies assess, among other things, the risks of groundwater contamination and earthquakes caused by hydraulic fracturing and other exploration and production activities. Depending on the outcome of these studies, federal and state legislatures and agencies may seek to further regulate or even ban such activities. Certain environmental and other groups have also suggested that additional federal, state and local laws and regulations may be needed to more closely regulate the hydraulic fracturing process.
We cannot predict whether additional federal, state or local laws or regulations applicable to hydraulic fracturing will be enacted in the future and, if so, what actions any such laws or regulations would require or prohibit. If additional levels of regulation or permitting requirements were imposed on hydraulic fracturing operations, our business and operations could be subject to delays, increased operating and compliance costs and process prohibitions.
Our ability to produce oil, natural gas and NGL economically and in commercial quantities could be impaired if we are unable to acquire adequate supplies of water for our drilling operations or are unable to dispose of or recycle the water we use economically and in an environmentally safe manner.
Development activities require the use of water. For example, the hydraulic fracturing process that we employ to produce commercial quantities of oil and natural gas from many reservoirs requires the use and disposal of significant quantities of water. In certain areas, there may be insufficient local aquifer capacity to provide a source of water for drilling activities. Water must be obtained from other sources and transported to the drilling site. Our inability to secure sufficient amounts of water, or to dispose of or recycle the water used in our operations, could adversely impact our operations in certain areas. Moreover, the imposition of new environmental initiatives and regulations could include restrictions on our ability to conduct certain operations such as hydraulic fracturing or disposal of waste, including, but not limited to, produced water, drilling fluids and other materials associated with the exploration, development or production of oil and natural gas.
Potential legislative and regulatory actions addressing climate change could significantly impact our industry and the Company, causing increased costs and reduced demand for oil and natural gas.
Various state governments and regional organizations are considering enacting new legislation and promulgating new regulations governing or restricting the emission of greenhouse gases from stationary sources such as our equipment and operations. At the federal level, the U.S. Environmental Protection Agency (the “EPA”) has already made findings and issued regulations that require us to establish and report an inventory of greenhouse gas emissions. There were attempts at comprehensive federal legislation establishing a cap and trade program, but this legislation did not pass. The EPA also issued a final rule that makes certain stationary sources and newer modification projects subject to permitting requirements for GHG emissions, beginning in 2011, under the federal Clean Air Act. However, in June 2014, the U.S. Supreme Court, in UARG v. EPA, limited the application of the GHG permitting requirements under the Prevention of Significant Deterioration and Title V permitting programs to sources that would otherwise need permits based on the emission of conventional pollutants. Additional legislative and/or regulatory proposals for restricting greenhouse gas emissions or otherwise addressing climate change could require us to incur additional operating costs and could adversely affect demand for the oil and natural gas that we sell. The potential increase in our operating costs could include new or increased costs to obtain permits, operate and maintain our equipment and facilities, install new emission controls on our equipment and facilities, acquire allowances to authorize our greenhouse gas emissions, pay taxes related to our greenhouse gas emissions and administer and manage a greenhouse gas emissions program. Even without federal legislation or regulation of greenhouse gas emissions, states may pursue the issue either directly or indirectly. In addition, ongoing international discussions are exploring options to succeed the Kyoto Protocol, most recently at the United Nations Conference on climate change in Paris in November-December 2015. These discussions could result in a legally binding international agreement to make certain global emissions reductions at a national level, which in turn could further drive regulation in the United States. Restrictions on emissions of methane or carbon dioxide that have been or may be imposed in various states or at the federal level could adversely affect the oil and gas industry. Moreover, incentives to conserve energy or use alternative energy sources as a means of addressing climate change could reduce demand for oil and natural gas. Finally, we note that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth's atmosphere may produce climate changes that have significant physical effects, such as higher sea levels, increased frequency and severity of storms, droughts, floods, and other climatic events. If any such effects were to occur, they could have an adverse effect on our financial condition and results of operations.
The taxation of independent producers is subject to change, and federal and state proposals being considered could increase our cost of doing business.
From time to time, legislative proposals are made that would, if enacted into law, make significant changes to United States tax laws, including the elimination or postponement of certain key United States federal income tax incentives currently available to independent producers of oil and natural gas. Proposals that would significantly affect us would repeal the expensing of intangible drilling costs, repeal the percentage depletion allowance and increase the amortization period of geological and geophysical expenses. In addition, legislative changes to increase the severance tax rate have been proposed in Ohio and Pennsylvania. These changes, if enacted, will make it more costly for us to explore for and develop our oil and natural gas resources.
Evolving OTC derivatives regulation could impact the effectiveness of our commodity hedging program.
In July 2010, the U.S. Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which contains measures aimed at migrating over-the-counter (“OTC”) derivative markets to exchange-traded and cleared markets. Certain companies that use derivatives to hedge commercial risk, referred to as end-users, are permitted to continue to use OTC derivatives under newly adopted regulations. We maintain an active price and basis risk management program related to the oil and natural gas we produce for our own account in order to manage the impact of low commodity prices and to predict future cash flows with greater certainty. We have used the OTC market exclusively for our oil and natural gas derivative contracts, and we also use OTC derivatives to manage risks arising from interest rate exposure. The Dodd-Frank Act and the rules and regulations promulgated thereunder should permit us, as an end user, to continue to utilize OTC derivatives, but could cause increased costs and reduce liquidity in such markets. Such changes could materially reduce our hedging opportunities which would negatively affect our revenues and cash flow during periods of low commodity prices. New position limits rules proposed under the Dodd-Frank Act could also impact our commodity hedging program and could, if enacted as proposed, affect our ability to continue to use the full scope of OTC derivatives to hedge commodity price risk in the manner that we have in the past.
The oil and gas exploration and production industry is very competitive, and some of our competitors have greater financial and other resources than we do.
We face competition in every aspect of our business, including, but not limited to, buying and selling reserves and leases, obtaining goods and services needed to operate our business and marketing oil, natural gas or NGL. Competitors include multinational oil companies, independent production companies and individual producers and operators. Some of our competitors have greater financial and other resources than we do. As a result, these competitors may be able to address these competitive factors more effectively or weather industry downturns more easily than we can. We also face indirect competition from alternative energy sources, including wind, solar and electric power.
Our performance depends largely on the talents and efforts of highly skilled individuals and on our ability to attract new employees and to retain and motivate our existing employees. Competition in our industry for qualified employees is intense. If we are unsuccessful in attracting and retaining skilled employees and managerial talent, our ability to compete effectively will be diminished.
A deterioration in general economic, business or industry conditions would have a material adverse effect on our results of operations, liquidity and financial condition.
In recent years, concerns over global economic conditions, energy costs, geopolitical issues, the availability and cost of credit, and the U.S. real estate and financial markets have contributed to economic uncertainty and reduced expectations for the global economy. Concerns about global economic growth have had a significant impact on global financial markets and commodity prices. If the economic climate in the United States or abroad deteriorates, worldwide demand for petroleum products could diminish, which could impact the price at which we can sell our production, affect the ability of our vendors, suppliers and customers to continue operations and ultimately adversely impact our results of operations, liquidity and financial condition.
Terrorist activities could materially and adversely affect our business and results of operations.
Terrorist attacks and the threat of terrorist attacks, whether domestic or foreign attacks, as well as military or other actions taken in response to these acts, could cause instability in the global financial and energy markets. Continued hostilities in the Middle East and the occurrence or threat of terrorist attacks in the United States or other countries could adversely affect the global economy in unpredictable ways, including the disruption of energy supplies and markets, increased volatility in commodity prices or the possibility that the infrastructure on which we rely could be a direct target or an indirect casualty of an act of terrorism, and, in turn, could materially and adversely affect our business and results of operations.
Negative public perception regarding us and/or our industry could have an adverse effect on our operations.
Negative public perception regarding us and/or our industry resulting from, among other things, concerns raised by advocacy groups about hydraulic fracturing, oil spills, and explosions of natural gas transmission lines may lead to increased regulatory scrutiny, which may, in turn, lead to new state and federal safety and environmental laws, regulations, guidelines and enforcement interpretations. These actions may cause operational delays or restrictions, increased operating costs, additional regulatory burdens and increased risk of litigation. Moreover, governmental authorities exercise considerable discretion in the timing and scope of permit issuance and the public may engage in the permitting process, including through intervention in the courts. Negative public perception could cause the permits we need to conduct our operations to be withheld, delayed, or burdened by requirements that restrict our ability to profitably conduct our business.
We have limited control over the activities on properties we do not operate.
Other companies operate some of the properties in which we have an interest. We have limited ability to influence or control the operation or future development of these non-operated properties, including compliance with environmental, safety and other regulations, or the amount of capital expenditures that we are required to fund with respect to them. The failure of an operator of our wells to adequately perform operations, an operator's breach of the applicable agreements or an operator's failure to act in ways that are in our best interest could reduce our production and revenues. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence or control the operation and future development of these properties could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities and lead to unexpected future costs.

Our operations may be adversely affected by pipeline and gathering system capacity constraints.
In certain shale plays, the capacity of gathering systems and transportation pipelines is insufficient to accommodate potential production from existing and new wells. We rely heavily on third parties to meet our oil, natural gas and NGL gathering needs. Capital constraints could limit the construction of new pipelines and gathering systems by third parties, and we may experience delays in building intrastate gathering systems necessary to transport our natural gas to interstate pipelines. Until this new capacity is available, we may experience delays in producing and selling our oil, natural gas and NGL. In such event, we might have to shut in our wells awaiting a pipeline connection or capacity and/or sell oil, natural gas or NGL production at significantly lower prices than those quoted on NYMEX or than we currently project, which would adversely affect our results of operations.
A portion of our oil, natural gas and NGL production may be subject to interruptions that could adversely affect our cash flow.
A portion of our oil, natural gas and NGL production in any region may be interrupted, or shut in, from time to time for numerous reasons, including weather conditions, accidents, loss of pipeline or gathering system access, field labor issues or strikes, or we might voluntarily curtail production in response to market conditions. If a substantial amount of our production is interrupted at the same time, it could adversely affect our cash flow.
Cyber attacks targeting systems and infrastructure used by the oil and gas industry may adversely impact our operations.
Our business has become increasingly dependent on digital technologies to conduct certain exploration, development and production activities. We depend on digital technology to estimate quantities of oil, natural gas and NGL reserves, process and record financial and operating data, analyze seismic and drilling information, and communicate with our employees and third-party partners. We have been the subject of cyber attacks on our internal systems and through those of third parties, but these incidents did not have a material adverse impact on our results of operations. Nevertheless, unauthorized access to our seismic data, reserves information or other proprietary or commercially sensitive information could lead to data corruption, communication interruption, or other disruptions in our exploration or production operations or planned business transactions, any of which could have a material adverse impact on our results of operations. Further, as cyber attacks continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerabilities to cyber attacks.
An interruption in operations at our headquarters could adversely affect our business.
Our headquarters are located in Oklahoma City, Oklahoma, an area that experiences severe weather events, including tornadoes and earthquakes. Our information systems and administrative and management processes are primarily provided to our various drilling projects throughout the United States from this location, which could be disrupted if a catastrophic event, such as a tornado, power outage or act of terror, destroyed or severely damaged our headquarters. Any such catastrophic event could harm our ability to conduct normal operations and could adversely affect our business.